SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED OCTOBER 27, 2004
TO PROSPECTUS DATED APRIL 26, 2004)

                                   708,627,000
                                  (APPROXIMATE)

              BEAR STEARNS ASSET BACKED SECURITIES I TRUST 2004-HE9
                                     ISSUER

                   ASSET-BACKED CERTIFICATES, SERIES 2004-HE9

                            EMC MORTGAGE CORPORATION
                           SELLER AND MASTER SERVICER

                   BEAR STEARNS ASSET BACKED SECURITIES I LLC
                                    DEPOSITOR


         The first paragraph under the last bullet point under the caption "Risk Factors--The subordinated certificates have a greater loss than the senior certificates" on page S-13 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

         We will provide credit enhancement for the certificates, first, by the right of the holders of the certificates to receive certain payments of interest and principal prior to the related subordinated classes and, second, by the allocation of realized losses to the related subordinated classes. This form of credit enhancement uses collections on the mortgage loans otherwise payable to the holders of the subordinated classes to pay amounts due on the more senior classes. Such collections are the sole source of funds from which such credit enhancement is provided. Realized losses will be allocated first, to reduce the amount of excess spread, second, to reduce the overcollateralization amount, and third, to the Class A Certificates and Class M Certificates, beginning with the Class M Certificates with the lowest payment priority, in each case until the principal amount of that class has been reduced to zero. This means that with respect to the Class A Certificates and Class M Certificates, realized losses on the mortgage loans would first be allocated to the Class M-7 Certificates, and then to the other Class M Certificates in reverse order of numerical designation until the principal balance of each such class of Class M Certificates is reduced to zero, and then to the related classes of Class A Certificates on a pro rata basis, based on the principal amount of each such class, and then to the non-related classes of Class A Certificates as described in this prospectus supplement; provided, however, any realized losses otherwise allocable to the Class III-A-1 Certificates will first be allocated to the Class III-A-2 Certificates until the principal amount of that class has been reduced to zero, and then to the Class III-A-1 Certificates. Accordingly, if the aggregate principal balance of a subordinated class were to be reduced to zero, delinquencies and defaults on the mortgage loans would reduce the amount of funds available for distributions to holders of the remaining subordinated class or classes and, if the aggregate principal balance of all the subordinated classes were to be reduced to zero, delinquencies and defaults on the mortgage loans would reduce the amount of funds available for monthly distributions to holders of the senior certificates related to that loan group.

         The first paragraph under the caption "Allocation of Losses" on page S-63 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

         Any Realized Losses on the mortgage loans will be applied on any distribution date as follows: first, to Excess Spread, second, in reduction of any Overcollateralization Amount, third, to the Class M-7 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, fourth, to the Class M-6 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, fifth, to the Class M-5 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, sixth, to the Class M-4 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, seventh, to the Class M-3 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, eighth, to the Class M-2 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, ninth, to the Class M-1 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, tenth, to the related Class or Classes of Class A Certificates, on a pro rata basis, in reduction of the Certificate Principal Balances thereof, until reduced to zero, and eleventh, to the unrelated Class or Classes of Class A Certificates, on a pro rata basis, in reduction of the Certificate Principal Balances thereof, until reduced to zero; provided, however, any realized losses otherwise allocable to the Class III-A-1 Certificates will first be allocated to the Class III-A-2 Certificates until the principal amount of that class has been reduced to zero, and then to the Class III-A-1 Certificates. Any reduction to the Certificate Principal Balance of a certificate is an Applied Realized Loss Amount.

         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Until 90 days after the date of this supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a supplement, prospectus supplement and prospectus. This is in addition to the obligation of dealers to deliver a supplement, prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                            BEAR, STEARNS & CO. INC.

                The date of this supplement is November 18, 2004